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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                     TEKELEC DECLARES DIVIDEND DISTRIBUTION
                         OF COMMON STOCK PURCHASE RIGHTS

         CALABASAS, CA, AUGUST 25, 1997 - The Board of Directors of Tekelec (Nasdaq/NM: TKLC) today approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. Similar plans have been adopted by many other publicly traded companies.

         Jean-Claude Asscher, Chairman of the Board of Directors, stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

         The Shareholder Rights Plan provides for a dividend distribution of one Common Stock Purchase Right for each outstanding share of Tekelec Common Stock. The dividend distribution will be made to shareholders of record on September 5, 1997. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

         The Rights will be exercisable only if a person or group (except for certain exempted persons or groups, including those shareholders of the Company who currently beneficially own more than 15% of Tekelec's Common Stock) acquires 15% or more of Tekelec's Common Stock or announces a tender offer which would result in ownership of 15% or more of the Common Stock. Each Right entitles the holder to purchase one share of Common Stock at an exercise price of $180.00 and will expire on September 5, 2007 if not previously exercised, redeemed or exchanged.

         Following the acquisition of 15% or more of Tekelec's Common Stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of Common Stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

         Tekelec will be able to redeem the Rights at $0.01 per Right at any time until ten business days after a person or group acquires 15% or more of the Company's outstanding shares. Tekelec will be able, at any time after a person or group acquires 15% or more, but less than 50%, of the Company's shares, to exchange each Right for one share of Common Stock.

         A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's shareholders following the record date.


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         Tekelec is a leading supplier of advanced diagnostic systems and innovative network switching solutions that enable rapid delivery of advanced communications products and services for the global communications marketplace. Tekelec's diagnostic systems are used by communication suppliers and service providers to design, install and maintain their communications equipment and networks. Tekelec's EAGLE STP switching platform is designed to meet the complex requirements of SS7 networks and enable wireline and wireless network operators to deliver intelligent network services.